EXHIBIT 99.1

Press Contact:	Nicole Anderson
Ciena Corporation
(410) 694-5786
pr@ciena.com

Investor Contact:	Jessica Towns
Ciena Corporation
(888) 243-6223
ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena Announces CFO Plans to Step Down By the End of Calendar 2007
LINTHICUM, Md. — April 4, 2007 — Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced that Joseph Chinnici, senior vice president, finance and chief financial officer, plans to resign from his position by the end of the current calendar year. The Company announced it has begun a search for his successor.
“With Ciena’s return to profitability and steady progress toward a normalized operating model, it is time for me to make the change I’ve contemplated for some time,” said Chinnici. “I decided to announce my intentions in order to allow sufficient time to facilitate the transition to my successor and to address effectively Ciena’s outstanding corporate objectives for this fiscal year. I am very proud of the exceptionally strong organization I’ve assembled and I have every confidence that they have the financial discipline, controls and expertise necessary to support the Company’s continued growth.”
Commenting on Chinnici’s contributions during his tenure, Ciena’s President and CEO Gary Smith said, “During the last 12 years Joe has helped see Ciena through both positive and challenging times. While he will be missed personally and professionally, I’m confident the strength of his organization and the processes he’s put in place will make for a smooth transition to his successor.”
NOTE TO INVESTORS
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q filed with the Securities and Exchange Commission on March 2, 2007. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
About Ciena
Ciena Corporation is the network specialist, focused on expanding the possibilities for its customers’ networks while reducing their cost of ownership. The Company’s systems, software and services target and cure specific network pain points so that telcos, cable operators, governments and enterprises can best exploit the new applications that are driving their businesses forward. For more information, visit www.ciena.com.
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